EXHIBIT 1

Group Agreement

This Group Agreement (this “Group Agreement”) is executed as of February 26, 2003, by and among the undersigned individuals and entities (individually, a “Party” and together, the “Parties”).

AGREEMENTS:

1.    The Parties hereby agree to jointly prepare and file a Schedule 13D and any future amendments thereto reporting each Party’s ownership of securities of Schlotzsky’s, Inc.’s (“Schlotzsky’s”) securities (the “Schedule 13D”).

2.    The Parties agree to file the Schedule 13D as a “group” with respect to the beneficial ownership of the Schlotzsky’s securities owned by the Parties for purposes of Rule 13d-1 and Schedule 13D/G.

3.    Each Party affirms that the Schedule 13D is being filed on behalf of each Party.

4.    Each Party shall only be responsible for the accuracy of the information pertaining to that Party and will be responsible for that Party’s filing fees.

5.    Notwithstanding the execution of this Group Agreement, the Parties agree that each Party may acquire, hold, vote or dispose of the securities of Schlotzsky’s without consultation with, or the consent of, any other Party unless otherwise required.

6.    The Parties agree that each Party may withdraw from this Group Agreement at any time by providing the other Parties with prior written notice of withdrawal.

7.    This Group Agreement is not intended to modify the rights, duties or obligations of the Parties, or any of them, under any other agreement between or among them, or any of them, or to modify or amend any agreement or instrument affecting them or their assets, directly or indirectly.

8.    This Group Agreement may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

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CUSIP NO. 806832101	13D/8A	Page 20 of 2

IN WITNESS WHEREOF, each of the parties has caused this Group Agreement to be executed effective as of the day and year first above written.

WESTDALE PROPERTIES AMERICA I, LTD.,

a Texas limited partnership

By:    JGB Ventures I, Ltd., a Texas limited partnership

Its:    General Partner

By:    JGB Holdings, Inc., a Texas corporation

Its:    General Partner

By:    /s/    Joseph G. Beard

Its:    President

JGB Ventures I, Ltd., a Texas limited partnership

By:    JGB Holdings, Inc., a Texas corporation

Its:    General Partner

By:    /s/    Joseph G. Beard

Its:    President

JGB Holdings, Inc., a Texas corporation

By:    /s/    Joseph G. Beard

Its:    President

Joseph G. Beard

/s/    Joseph G. Beard

Joseph G. Beard

Ronald Kimel

/s/ Ronald Kimel

Ronald Kimel, as sole Trustee for the benefit of the issue

of Manuel Kimel under the Manuel Kimel Family Trust